NEUBERGER BERMAN ALTERNATIVE FUNDS

INSTITUTIONAL CLASS
DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Hedged Option Premium Strategy Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Long Short Fund
Neuberger Berman MLP Income Opportunity Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Multi-Style Premia Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund
 Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

  Date: April 4, 2018